Exhibit 8.1

450 LEXINGTON AVENUE NEW YORK, NY 10017 212 450 4000 FAX 212 450 3800	MENLO PARK WASHINGTON, D.C. LONDON PARIS FRANKFURT MADRID TOKYO BEIJING HONG KONG

December 14, 2007

Ultrapar Participações S.A.

Av. Brigadeiro Luis Antônio, 1343, 9º Andar

São Paulo, SP, Brazil 01317-910

Ladies and Gentlemen:

We have acted as special tax counsel to Ultrapar Participações S.A., a corporation incorporated under the laws of Brazil (the “Company”), in connection with the preparation and filing of its Registration Statement on Form F-4 dated November 14, 2007 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

The discussions under the captions “Questions and Answers about the Transaction” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the conditions and limitations described therein, set forth our opinion with respect to the material U.S. federal income tax considerations applicable generally to the exchange of preferred shares pursuant to the Share Exchange (as that term is defined in the Registration Statement).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,